CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 28, 2013, accompanying the financial statements of Quality Municipals Income Trust, 18th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 860) as of January 31, 2013, and for the period from February 2, 2010 (date of deposit) through January 31, 2011 and for each of the two years in the period ended January 31, 2013 and the financial highlights for the period from February 2, 2010 (date of deposit) through January 31, 2011 and for each of the two years in the period ended January 31, 2013, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-163177) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 28, 2013